Exhibit 10.2

A-MARK PRECIOUS METALS, INC.

Stock Ownership Guidelines For Directors

The Board of Directors of A-Mark Precious Metals, Inc. believes that Directors more effectively carry out their duties on behalf of A-Mark’s stockholders if the Directors are themselves stockholders. Accordingly, effective April 29, 2021, the Board has adopted these Stock Ownership Guidelines For Directors, setting forth recommended minimums for stock ownership by each Director.

Directors are directed to own A-Mark Common Stock with a value not less than $300,000.

The following guidelines will apply:

Valuation of Shares Owned

•	Shares will be valued from time-to-time based on the closing price per share reported for the principal stock exchange or market on which the Common Stock is listed or quoted.
o

If a Director proposes to sell or otherwise dispose of shares, the value of the Director’s shares will be determined at that time, to assess whether the Director will be in compliance with the Guidelines after such transaction.

o

The value of shares of restricted stock and shares underlying restricted stock units, including shares held after vesting or settlement of such awards, will be the highest of their value at the time of grant of the award, the time of vesting of the award or the time at which value otherwise is being determined hereunder.

•	Ownership will include:
o

All shares properly reported by a Director as beneficially owned on Table I of his or her Form 3 or Forms 4 and 5 at the latest date of filing, provided that indirectly owned shares will be deemed owned only to the extent of the Director’s proportionate pecuniary interest in such shares.

o	Shares of restricted stock and shares underlying restricted stock units subject to time-based vesting or vested but deferred as to settlement.
o	50% of the shares that would be held upon exercise of vested and exercisable in-the-money stock options assuming a net exercise in which shares are withheld to pay the exercise price.
•	Shares underlying share-based awards that are subject to achievement of performance goals will not be counted until the performance goals are achieved.

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A Director whose ownership has met the requirement of these Guidelines will be deemed to remain in compliance regardless of changes in the market value of Common Stock for so long as the Director has not sold or disposed of shares.  Upon a sale or disposition of shares by the Director, compliance will be remeasured.

Phase-In Period

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A Director will have until the later of five years after the effective date of these Guidelines or, if later, five years after the date at which the Director was first elected or appointed to the Board to attain the guideline level of share ownership (the “Phase-In Period”).

•	Once a Director has attained the guideline level of share ownership, the Phase-In Period for that Director will end.

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During a Director’s Phase-In Period, he or she may sell or dispose of any shares acquired by exercise of any stock option granted under an A-Mark equity compensation plan prior to the effective date of these Guidelines.

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During a Director’s Phase-In Period, 50% of the net shares acquired under an award granted under an A-Mark equity compensation plan on or after the effective date of these Guidelines should be retained until the Director’s Phase-In Period ends.  For this purpose, “net shares” means the gross shares received by the Director upon exercise, vesting or settlement of an equity award less the number of shares actually withheld or sold or that would have been withheld or sold (in a net transaction) to pay any exercise price or to pay all taxes resulting from the exercise, vesting or settlement of the equity award (such taxes to be determined at the Director’s highest marginal tax rate).

Other Provisions

•	Guidelines compliance will be reviewed periodically by the Compensation Committee.

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Compliance with the Guidelines will be reported in A-Mark’s annual proxy statement.  A Director in a Phase-In Period will be reported as being in compliance with these Guidelines, unless he or she has failed to observe the Phase-In Period guidelines on retention since the beginning of the prior fiscal year (or, if later, the effective date of these Guidelines).

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If a Director falls below the applicable guideline ownership solely due to a decline in the value of shares of A-Mark common stock, such Director will remain in compliance with the Guidelines so long as he or she does not dispose of shares until such time as the Director’s ownership meets the guideline level.

•	These Guidelines apply to all Directors, except in the case of a Director who is subject to a separate stock ownership guideline as an executive officer.

Adopted by the Board of Directors on April 29, 2021